Exhibit 4.5(b)

AMENDMENT NO. 1 TO CREDIT AND GUARANTY AGREEMENT

AMENDMENT NO. 1 TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”), dated as of March 4, 2004, among Kraton Polymers LLC, a Delaware limited liability company (“Company”), each of the Guarantors listed on the signature pages hereto, the Lenders party hereto, and UBS AG, Stamford Branch (“UBS”), as administrative agent and collateral agent (“Agent”).

RECITALS

WHEREAS, Company, the Guarantors, the Lenders, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Lead Arrangers, and UBS, as Agent, entered into the Credit and Guaranty Agreement dated as of December 23, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Company, the Guarantors, the Requisite Lenders and Agent have agreed to amend and waive certain provisions of the Credit Agreement, in each case, as provided herein.

NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. Unless otherwise expressly defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as so defined.

Section 2. Amendment to Section 5.1(h). Section 5.1(h) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(h) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of the then current Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans without giving effect to any additional debt or equity offerings not reflected in the projections delivered to the Lenders, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Lead Arrangers;”

Section 3. Waiver Regarding Delivery of 2004 Financial Plan. Solely with respect to the Financial Plan for Fiscal Year 2004, the Requisite Lenders under the Credit Agreement hereby waive the requirement in Section 5.1(h) of the Credit Agreement that Company deliver a Financial Plan to Agent no later than thirty (30) days after the beginning of each Fiscal Year; provided that Company shall deliver such Financial Plan for Fiscal Year 2004 to Agent no later than fifteen (15) days after the date of this Amendment.

Section 4. Conditions Precedent. This Amendment shall become effective upon satisfaction of each of the following conditions precedent:

(a) Agent shall have received all of the following, in form and substance satisfactory to Agent:

(i) Amendment Documents. This Amendment and each other instrument, document or certificate required by Agent, duly executed and delivered by Company, the Guarantors, the Requisite Lenders and any other Person in connection with this Amendment; and

(ii) Additional Information. Such additional documents, instruments and information as Agent may reasonably request to effect the transactions contemplated hereby.

(b) The representations and warranties contained herein and in the Credit Documents shall be true and correct in all material respects as of the date hereof as if made on the date hereof (except for those which by their terms specifically refer to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(c) All corporate proceedings taken in connection with the execution and delivery of this Amendment and all other agreements, documents and instruments executed and/or delivered pursuant hereto, and all legal matters incident thereto, shall be reasonably satisfactory to Agent.

(d) No Default or Event of Default shall have occurred and be continuing after giving effect to this Amendment.

Section 5. Representations and Warranties. Company hereby represents and warrants to Agent and the Lenders that, as of the date hereof and after giving effect to this Amendment, (a) all representations and warranties set forth in the Credit Agreement and in any other Credit Document are true and correct in all material respects as if made again on and as of such date (except those, if any, which by their terms specifically relate only to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (b) no Default or Event of Default has occurred and is continuing, and (c) the Credit Agreement (as amended by this Amendment), and all other Credit Documents are and remain legal, valid, binding and enforceable obligations in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 6. Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Credit Document shall survive the execution. If any representation or warranty made in this Amendment is false in any material respect as of the date made or deemed made, then such shall constitute an Event of Default under the Credit Agreement.

Section 7. Reference to Agreement. Each of the Credit Documents, including the Credit Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Credit Documents to the Credit Agreement, whether direct or indirect, shall mean a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a Credit Document under the Credit Agreement.

Section 8. Costs and Expenses. Company shall pay on demand all actual and reasonable costs and expenses of Agent and the Lead Arrangers (including the reasonable fees, costs and expenses of counsel to Agent) incurred in connection with the preparation, execution and delivery of this Amendment.

Section 9. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10. Execution. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 11. Limited Effect. This Amendment relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any rights or remedies any Lender may have under the Credit Agreement or under any other Credit Document (except as expressly provided herein), and shall not be considered to create a course of dealing or to otherwise obligate in any respect any Lender to execute similar or other amendments or grant any waivers under the same or similar or other circumstances in the future.

Section 12. Ratification By Guarantors. Each of the Guarantors acknowledges that its consent to this Amendment is not required, but each of the undersigned nevertheless does hereby agree and consent to this Amendment and to the documents and agreements referred to herein. Each of the Guarantors agrees and acknowledges that (i) notwithstanding the effectiveness of this Amendment, such Guarantor’s Guaranty shall remain in full force and effect without modification thereto and (ii) nothing herein shall in any way limit any of the terms or provisions of such Guarantor’s Guaranty or any other Credit Document executed by such Guarantor (as the same may be amended from time to time), all of which are hereby ratified, confirmed and affirmed in all respects. Each of the Guarantors hereby agrees and acknowledges that no other agreement, instrument, consent or document shall be required to give effect to this Section 12. Each of the Guarantors hereby further acknowledges that Company, Agent and any Lender may from time to time enter into any further amendments, modifications, terminations and/or waivers of any provision of the Credit Documents without notice to or consent from such Guarantor and without affecting the validity or enforceability of such Guarantor’s Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of such Guarantor’s Guaranty.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KRATON POLYMERS LLC

By:	/s/ Gary Spitz
Name: Gary Spitz
Title: Vice President

GUARANTORS:

POLYMER HOLDINGS LLC ELASTOMERS HOLDINGS LLC KRATON POLYMERS U.S. LLC KRATON POLYMERS CAPITAL CORPORATION

By:	/s/ Joseph J. Waiter
Name: Joseph J. Waiter
Title: Authorized Person

AGENT:

UBS AG, STAMFORD BRANCH

By:	/s/ Wilfred V. Saint
Name: Wilfred V. Saint
Title: Director Banking Products Services, US

By:	/s/ Juan Zuniga
Name: Juan Zuniga
Title: Associate Director Banking Products Services, US

AIG American General, #13603/004 (Compliance Filings)

1st Shift: 1 pg QTA EOASCII alts.

2nd Shift:

REQUISITE LENDERS VOTE OBTAINED